INVESTORS TITLE COMPANY ANNOUNCES
THIRD QUARTER 2025 RESULTS

Contact: Elizabeth B. Lewter
November 5, 2025
Telephone: (919) 968-2200
Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:
Chapel Hill, NC – Investors Title Company (Nasdaq: ITIC) today announced results for the third quarter ended September 30, 2025. The Company reported net income of $12.2 million, or $6.45 per diluted share, compared to $9.3 million, or $4.92 per diluted share, for the prior year period.
Revenues increased 6.1% to $73.0 million, up from $68.8 million in the prior year period. Non-title services revenue increased $2.0 million, largely attributable to increases in revenue from like-kind exchanges and management services. Net premiums written and escrow and title-related fees grew by $1.8 million, primarily driven by higher real estate activity levels. Net investment gains increased by $1.1 million, driven by higher realized gains from the sale of investment securities and favorable changes in the estimated fair value of equity security investments.
Operating expenses increased 1.2% to $57.9 million, compared to $57.2 million in the prior year period, largely driven by agent commissions and other expenses which correspond to a higher level of transaction volume. These increases were partially offset by declines in other categories of operating expenses compared with the prior year period.
Income before income taxes increased to $15.1 million for the current year quarter, versus $11.6 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $13.0 million for the current year quarter, versus $10.6 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the nine months ended September 30, 2025, net income increased $5.0 million to $27.7 million, or $14.59 per diluted share, versus $22.7 million, or $12.02 per diluted share, for the prior year period. Revenues increased 8.3% to $203.2 million, up from $187.7 million for the prior year period. Operating expenses increased 5.8% to $168.3 million, compared to $159.0 million for the prior year period. Income before income taxes increased to $34.9 million for the current year, versus $28.7 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $32.0 million for the current year period, versus $24.0 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure). Overall results for the year-to-date period have been shaped predominantly by the same factors that affected the third quarter. The principal exceptions are an increase in other revenue for the first nine months of 2025, attributable to a gain recognized on assets contributed to a joint venture in the second quarter of 2025, and year-to-date variations in investment earnings.
Chairman J. Allen Fine commented, “We are pleased to report strong results for the third quarter, concluding our best-performing consecutive three-quarter period since 2021. The higher level of profitability was driven mainly by growth in title insurance revenues, as well as increased activity in our like-kind exchange business.
"Our title insurance volumes continued to grow over the prior year and trailing quarter, reflecting the results of our efforts to grow market share and the benefit of improving market conditions, including a recent decline in mortgage rates that has helped to spur higher transaction activity. Heading into the fourth quarter, our open order pipeline remains strong, which we believe positions us well for continued momentum.”
Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

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Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for future periods and the full year, the impact of order volumes on results in future quarters, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancement of competitive strengths, execution on expense management strategies, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; changes in government regulations and policy, including as a result of the Trump administration such as policies related to tariffs and taxes and their impact on the macroeconomic environment; changes in the economy; the impact of inflation and responses by government regulators, including the Federal Reserve, such as changes in interest rates; the ongoing shutdown of the federal government; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the Securities and Exchange Commission, and in subsequent filings.

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Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2025 and 2024
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Net premiums written	$56,402	$54,855	$157,243	$146,451
Escrow and other title-related fees	4,811	4,574	14,397	13,098
Non-title services	6,258	4,305	16,344	12,913
Interest and dividends	2,404	2,736	7,104	7,824
Other investment income	985	995	2,004	1,996
Net investment gains	2,057	976	2,982	4,640
Other	106	388	3,163	748
Total Revenues	73,023	68,829	203,237	187,670

Operating Expenses:
Commissions to agents	30,221	29,089	84,155	75,509
Provision for claims	1,209	1,668	3,612	3,483
Personnel expenses	17,435	18,057	53,229	54,793
Office and technology expenses	4,178	4,388	13,045	13,161
Other expenses	4,889	4,039	14,254	12,072
Total Operating Expenses	57,932	57,241	168,295	159,018

Income before Income Taxes	15,091	11,588	34,942	28,652

Provision for Income Taxes	2,877	2,273	7,279	5,941

Net Income	$12,214	$9,315	$27,663	$22,711

Basic Earnings per Common Share	$6.47	$4.94	$14.66	$12.05

Weighted Average Shares Outstanding – Basic	1,888	1,884	1,887	1,885

Diluted Earnings per Common Share	$6.45	$4.92	$14.59	$12.02

Weighted Average Shares Outstanding – Diluted	1,894	1,893	1,896	1,889

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2025 and December 31, 2024
(in thousands)
(unaudited)

	September 30, 2025	December 31, 2024
Assets

Cash and cash equivalents	$22,759	$24,654

Investments:
Fixed maturity securities, available-for-sale, at fair value	111,101	112,972
Equity securities, at fair value	39,661	39,893
Short-term investments	88,085	59,101
Other investments	23,407	20,578
Total investments	262,254	232,544

Premiums and fees receivable	16,525	16,054
Accrued interest and dividends	1,470	1,469
Prepaid expenses and other receivables	9,602	7,033
Property, net	28,952	27,935
Goodwill and other intangible assets, net	10,473	15,071
Lease assets	7,368	6,156
Other assets	2,708	2,655
Current income taxes receivable	1,211	—
Total Assets	$363,322	$333,571

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$38,205	$37,060
Accounts payable and accrued liabilities	32,847	34,011
Lease liabilities	7,624	6,356
Current income taxes payable	—	276
Deferred income taxes, net	6,634	4,095
Total liabilities	85,310	81,798

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,888 and 1,886 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	276,876	251,418
Accumulated other comprehensive income	1,136	355
Total stockholders’ equity	278,012	251,773
Total Liabilities and Stockholders’ Equity	$363,322	$333,571

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Nine Months Ended September 30, 2025 and 2024
(in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025	%	2024	%	2025	%	2024	%
Direct	$16,330	29.0	$16,267	29.7	$45,687	29.1	$45,119	30.8

Agency	40,072	71.0	38,588	70.3	111,556	70.9	101,332	69.2

Total	$56,402	100.0	$54,855	100.0	$157,243	100.0	$146,451	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Nine Months Ended September 30, 2025 and 2024
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP. Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenues
Total revenues (GAAP)	$73,023	$68,829	$203,237	$187,670
Subtract: Net investment gains	(2,057)	(976)	(2,982)	(4,640)
Adjusted revenues (non-GAAP)	$70,966	$67,853	$200,255	$183,030

Income before Income Taxes
Income before income taxes (GAAP)	$15,091	$11,588	$34,942	$28,652
Subtract: Net investment gains	(2,057)	(976)	(2,982)	(4,640)
Adjusted income before income taxes (non-GAAP)	$13,034	$10,612	$31,960	$24,012